The Fund held its 2014 annual meeting of shareholders on April 23, 2014, for the purpose of considering and voting upon the following proposals:

The results of voting were as follows (by number of shares):
Proposal 1: For nominees to the Board of Directors

John F. Finn1
In favor 10,656,903
Against/Withheld 379,996
Dr. Matthew Goldstein1
In favor 10,623,593
Against/Withheld 413,306
Robert J. Higgins1
In favor 10,654,125
Against/Withheld 382,774
Frankie D. Hughes1
In favor 10,533,742
Against/Withheld 503,157
Peter C. Marshall1
In favor 10,647,257
Against/Withheld 389,642
Mary E. Martinez1
In favor 10,643,374
Against/Withheld 393,525
Marilyn McCoy1
In favor 10,585,075
Against/Withheld 451,824
Mitchell M. Merin1
In favor 10,642,913
Against/Withheld 393,986
William G. Morton, Jr.1
In favor 10,651,273
Against/Withheld 385,626
Dr. Robert A. Oden, Jr.1
In favor 10,649,826
Against/Withheld 387,073
Marian U. Pardo1
In favor 10,485,157
Against/Withheld 551,742
Frederick W. Ruebeck2
In favor 1,584
Against/Withheld 43
James J. Schonbachler2
In favor 1,584
Against/Withheld 43

1 Elected by the holders of the Fund's Auction Rate Preferred Stock and
Common Stock voting together as a single class.
2 Elected by holders of the Fund's Auction Rate Preferred Stock voting separately as a class.